Exhibit 3

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

Environmental Energy Services, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware, does hereby certify:

FIRST:  The name of the corporation is Environmental Energy Services, Inc.

SECOND:  The Board of Directors of Environmental Energy Services, Inc. approved and adopted by written consent a resolution to amend the Certificate of Incorporation of said corporation on January 19, 2007. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the ARTICLE FOURTH(C) of the corporation’s Certificate of Incorporation is hereby DELETED, and the Certificate of Incorporation is amended to add new ARTICLE FOURTH(C) as set forth below:

“(C)  A series of preferred stock is hereby established which shall be referred to as Series A Convertible Preferred Stock (the “Preferred Stock”), and the preferences and relative, participating, optional or other special rights of the Series A Convertible Preferred Stock, and the qualifications, limitations or restrictions thereof shall be as follows:

(1)

Authorized Shares.  The corporation shall have the authority to issue not more than 5,000,000 shares of Preferred Stock at the discretion of the board of directors.

(2)

Liquidation Rights.  The Preferred Stock shall be entitled to $2.50 per share (the “Liquidation Preference”) upon the liquidation, dissolution, or winding-up of the affairs of the Corporation in preference to any class of common stock (the “Common Stock”) or any other class of preferred stock, but is not entitled to participate in the profits of the Corporation beyond its Liquidation Preference, and its fixed, preferential, cumulative dividend per share.

(3)

Dividends.  Each share of Preferred Stock shall be entitled to a preference of $0.30 per share per annum in any dividends declared in any fiscal year before any dividends are paid upon any class of Common Stock or any junior class of preferred stock of the Corporation.  The dividends payable on the Preferred Stock shall be cumulative from the date of issuance.  Regardless of the actual date of issuance of the Preferred Stock, dividends, to the extent declared by the board of directors, are payable quarterly on the fifteenth day of each calendar quarter, beginning on April 15, 2007, to holders of Preferred Stock of record as of the last day of the preceding calendar month.  Dividends payable on the Preferred Stock for each full quarterly period shall be computed by dividing the annual rate by four.  Dividends payable on the Preferred Stock for any period less than a full quarterly period shall be computed on the basis of a 360 day year of four 90 day quarters and the actual number of days elapsed in the period for which the dividend is payable.

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In the event the Corporation fails to declare and pay any quarterly dividends at any time, each holder of Preferred Stock shall have the option and right to be issued shares of Common Stock in payment of any dividends in arrears that are due the holder.  The holder may exercise its right to be paid dividends in arrears in shares of Common Stock as to all dividends then due the holder by sending a written notice to the Corporation.  The number of shares of Common Stock that will be issuable to the holder in satisfaction of dividends in arrears due the holder shall the number of shares obtained by dividing the amount of dividends due the holder by the Current Market Price of the Common Stock as of the date of the holder’s notice, but in no case shall the conversion price be less than $0.20 per share.

(4)

Optional Redemption.  The Corporation may redeem the Preferred Stock at any time, in whole or in part, at the option of the Corporation for cash equal to the Liquidation Preference, plus in each case an amount equal to all unpaid cumulative dividends to the date fixed for redemption; provided, that the Corporation may only exercise its right to redeem shares of Preferred Stock if the Current Market Price of the Common Stock on the Redemption Notice Date is equal to or greater than $0.50 per share.

In the event the Corporation desires to redeem shares of Preferred Stock for cash, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder’s address as the same appears on the stock register of the Corporation.  The date such notice is deposited in the mail shall be the “Redemption Notice Date.”  Each such notice shall state: (1) the redemption date; (2) the number of shares of Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (5) that dividends on the shares to be redeemed will cease to accrue on such redemption date.  Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price) dividends on the shares of the Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price, as the case may be) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the board of directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price as aforesaid. If less than all the outstanding shares of the Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding shares of Preferred Stock not previously called for redemption by lot or pro rata or in such other manner as the board of directors of the Corporation may determine. A new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.  No failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for such redemption except as

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to the holder to whom the Corporation has failed to mail such notice or except as to the holder whose notice was defective.

(5)

Mandatory Redemption.  The Corporation will not consolidate or merge into or transfer all or substantially all of its assets to any person unless all outstanding shares of Preferred Stock shall have been called for redemption for cash in accordance with the provisions hereof or unless: (i) the person is a corporation organized under the laws of the United States of America, any State or the District of Columbia, and (ii) the successor corporation assumes all of the Corporation’s obligations in respect of the Preferred Stock.

(6)

Conversion.  Each share of Preferred Stock shall be convertible at any time by the holder thereof at the office of the transfer agent for the Common Stock (the “Transfer Agent”), and at such other place or places, if any, as the board of directors of the Corporation may designate, into that number of fully paid and non-assessable shares (calculated as to each conversion to the nearest l/100th of a share) of Common Stock as follows:

(a)

that number of shares of Common Stock determined by dividing the Liquidation Preference of the Preferred Stock by the Conversion Price, plus

(b)

that number of shares of Common Stock determined by dividing the amount of accrued but unpaid cumulative dividends on the Preferred Stock as of the date of conversion by the Current Market Price of the Common Stock, but in no case shall the conversion price under this subparagraph (b) be less than $0.20 per share..

The “Conversion Price” shall initially be $0.20 per share, provided that the Conversion Price shall be subject to adjustment from time to time in certain instances as hereinafter provided.  If the Corporation calls any shares of the Preferred Stock for redemption, such right of conversion shall cease and terminate, as to the shares designated for redemption, at the close of business on the redemption date, unless the Corporation defaults in the payment of the redemption price.  No fractional shares of Common Stock will be issued, and instead the number of shares of Common Stock to be issued on conversion of Preferred Stock will, to the extent necessary, be rounded up to the nearest whole number of shares.

Before any holder of shares of the Preferred Stock shall be entitled to convert the same into Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed to the Corporation or in blank, at the office of the Transfer Agent or at such other place or places, if any, as the board of directors of the Corporation has designated, and shall give written notice to the Corporation at said office or place that it elects to convey the same and shall state in writing therein the name or names (with addresses) in which it wishes the certificate or certificates for Common Stock to be issued.  The Corporation will, as soon as practicable thereafter, issue and deliver at said office or place to such holder of shares of the Preferred Stock, or to its nominee or nominees, certificates for the number of full shares of Common Stock to which it shall be

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entitled as aforesaid. Shares of the Preferred Stock shall be deemed to have been converted as of the close of business on the date of the surrender of such shares for conversion as provided above, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock as of the close of business on such date.

The Conversion Price in effect at any time shall be subject to adjustment as follows:

(i) In case the Corporation shall (A) declare a dividend on its Common Stock in shares of its capital stock, (B) subdivide its outstanding shares of Common Stock, (C) combine its outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation) any shares of its capital stock, the Conversion Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any share of the Preferred Stock surrendered for conversion after such time shall be entitled to receive the kind and amount of shares which it would have owned or have been entitled to receive had such share of the Preferred Stock been converted immediately prior to such time. Such adjustment shall be made successively whenever any event listed above shall occur.

(ii) In case the Corporation shall distribute to all holders of its Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) evidences of its indebtedness or assets (excluding dividends or other distributions paid out of earned surplus), the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the Current Market Price per share of the Common Stock on the date fixed for such determination less the fair market value (as determined by the board of directors of the Corporation, whose determination shall be conclusive and described in a Board Resolution of the Corporation filed with the Transfer Agent) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock and the denominator shall be such Current Market Price per share of the Common Stock on the date fixed for such determination, such adjustment to become effective immediately prior to the opening of business of the day following the date fixed for the determination of stockholders entitled to receive such distribution.

(iii) For the purpose of any computation under this paragraph (6), the “Current Market Price” on any date shall be deemed to be the average of the daily closing prices per share of Common Stock for 20 consecutive business days selected by the Corporation commencing 35 business days before such date. The

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closing price for each day shall be the last sale price or, in case no such sale takes place on such day, the average of the closing bid and asked prices, in either case on the New York Stock Exchange, or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if it is not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Sealers, Inc., selected from time to time by the Corporation for that purpose.

(iv) All calculations under this paragraph (6) shall be made to the nearest one-hundredth of a cent or the nearest l/100th of a share, as the case may be.

(v) In case of any consolidation or merger of the Corporation with or into any other corporation (other than a consolidation or merger in which the Corporation is the continuing corporation), or in case of any sale or transfer of all or substantially all of the assets of the Corporation, the holder of each share of Preferred Stock shall after such consolidation, merger, sale or transfer have the right to convert such share of the Preferred Stock into the kind and amount of shares of stock and other securities and property which such holder would have been entitled to receive upon such consolidation, merger, sale or transfer if he had held the Common Stock issuable upon the conversion of such share of the Preferred Stock immediately prior to such consolidation, merger, sale or transfer.

(vi) In the event that at any time, as a result of an adjustment made pursuant to paragraph (i) above, the holder of any share of Preferred Stock surrendered for conversion shall become entitled to receive any securities other than shares of Common Stock, thereafter the amount of such other securities so receivable upon conversion of any share of the Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in paragraphs (i) to (v), inclusive, above, and the provisions of this paragraph (6) with respect to the Common Stock shall apply on like terms to any such other securities.

(vii) No adjustment in the Conversion Price shall be required unless such adjustment would require a change of at least l % in the Conversion Price; provided, however, that any adjustments which by reason of this paragraph (vii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

Whenever the Conversion Price is adjustable as herein provided:

(i) the Corporation shall promptly file with the Transfer Agent for the Preferred Stock a certificate of the treasurer of the Corporation setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, including a statement of the consideration received or to

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be received by the Corporation for any shares of Common Stock issued or deemed to have been issued; and

(ii) a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price, and within ten (10) business days after it is required, said notice shall be mailed to all holders of Preferred Stock determined as of the date the notice was first required, and upon the mailing of such notice no other notice need be given of that adjustment in the Conversion Price.

The Corporation will at all times reserve, keep available and be prepared to issue, free from any preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting conversion of the Preferred Stock, the full number of shares of Common Stock then issuable upon the conversion of all outstanding Preferred Stock. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, endeavor to amend its Certificate of Incorporation to increase the authorized amount of its Common Stock if at any time the authorized amount of its Common Stock remaining unissued shall be insufficient to permit the conversion of all Preferred Stock. The Corporation shall, if any shares of Common Stock required to be reserved for issuance upon conversion of Preferred Stock pursuant to this paragraph (6) require registration with or approval of any governmental authority under any Federal or state law before such shares may be issued upon such conversion, endeavor to cause such shares to be so registered or approved as expeditiously as possible.

The Corporation will pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of the Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or transfer and delivery of shares of Common Stock in a name other than that in which the shares of the Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

(7) Voting Rights.  Except as may be required by the provisions of Delaware law, the holder of each share of the Preferred Stock shall be entitled to one vote for each share of Preferred Stock. Each holder of a share of the Preferred Stock shall be entitled to receive the same prior notice of any shareholders' meeting as provided to the holders of Common Stock in accordance with the Bylaws of the Corporation, as well as prior notice of all shareholder actions to be taken by legally available means in lieu of meeting, and shall vote with holders of the Common Stock upon any matter submitted to a vote of shareholders, except those matters required by law, or by the terms hereof, to be submitted to a class vote of the holders of Preferred Stock.  Fractional shares shall be permitted, and any fractions shall be counted in computing voting rights.

Notwithstanding the foregoing, if and whenever dividends on any part of the Preferred Stock shall be in arrears in an amount equivalent to the aggregate dividends required to be paid on such Preferred Stock in any period of twelve (12) calendar months,

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the holders of the Preferred Stock as a class shall thereafter at all elections of directors have the exclusive right to elect two directors.  The exclusive right of the holders of the Preferred Stock to elect two (2) directors shall cease when all accrued and unpaid dividends on the Preferred Stocks shall have been paid in full. The terms of office of all persons who may be directors of the Corporation at the time when the right of the holders of Preferred Stock to elect two directors shall accrue, as herein provided, shall terminate upon the election of their successors at the next annual meeting of the shareholders or at an earlier special meeting of the shareholders held as hereinafter provided. Such special meeting shall be held at any time after the accrual of such voting power, upon notice similar to that provided in the By-Laws for an annual meeting, which notice shall be given at the request in writing of the holders of not less than twenty-five (25%) percent of the number of shares of the then outstanding Preferred Stock, addressed to the Secretary of the Corporation at its principal business office. Upon the termination of such right of the holders of the Preferred Stocks to elect directors of the Corporation, the terms of office of all the directors of the Corporation shall terminate upon the election of their successors at the next annual meeting of the shareholders or at an earlier special meeting of the shareholders held as hereinafter provided. Such special meeting shall be held at any time after the termination of such right of the holders of the Preferred Stocks to elect directors, upon notice similar to that provided in the By-Laws for an annual meeting, which notice shall be given at the request in writing of the holders of not less than ten (10%) percent of the number of the then outstanding shares of Common Stock, addressed to the Secretary of the Corporation at its principal business office.”

THIRD:  Approval of the amendment by the common shareholders was not required under the Delaware General Corporation Law, because the amendment only creates a series of preferred stock, and the right to create a series of preferred stock was expressly vested in the board of directors by the Certificate of Incorporation of the corporation pursuant to Section 151(a) of the Delaware General Corporation Law, nor was approval of preferred shareholders required because there are no shares of preferred stock issued and outstanding.

IN WITNESS WHEREOF, said Environmental Energy Services, Inc. has caused this Certificate of Amendment to be signed by Douglas C. Holsted, the corporation’s president, this 25th day of January 2007.

/s/ Douglas C. Holsted, by RJM

__________________________________

Douglas C. Holsted, President

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